Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of April 30, 2019 (this “Amendment”), is entered into among Coeur Mining, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below and as amended by this Amendment).
RECITALS
A.    The Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of September 29, 2017 (as previously amended, restated, supplemented or otherwise modified, the “Credit Agreement”).
B.    The parties hereto have agreed to amend the Credit Agreement as provided herein.
C.    In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.
AGREEMENT
1.    Amendments.
(a)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:
“Consolidated Cash-On-Hand” means, as of any day, the sum of the amount of all cash and Cash Equivalents of the Loan Parties, on a consolidated basis.
“Consolidated Senior Secured Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that is secured by Liens (other than Liens that are subordinated to the Liens of the Administrative Agent under the Collateral Documents pursuant to a subordination agreement acceptable to the Administrative Agent).
“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.
“Second Amendment Effective Date” means April 30, 2019.

(b)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
1	< 1.00:1.00	0.35%	2.00%	2.00%	1.00%
2	< 2.00:1.00 but ≥ 1.00:1.00	0.40%	2.25%	2.25%	1.25%
3	< 3.00:1.00 but ≥ 2.00:1.00	0.45%	2.50%	2.50%	1.50%
4	< 3.50:1.00 but ≥ 3.00:1.00	0.50%	2.75%	2.75%	1.75%
5	≥ 3.50:1.00	0.50%	3.50%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Second Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b) for the fiscal quarter ending June 30, 2019 shall be determined based upon Pricing Tier 5. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(c)    A new Section 1.02(d) is hereby added to the Credit Agreement to read as follows:

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(d)    Section 6.02(a) of the Credit Agreement is hereby amended to read as follows:

(a)    within thirty (30) days after the end of each calendar month ending on or prior to December 31, 2019, a monthly management report on the business of the Borrower and its Subsidiaries in substantially the form as previously provided to the Lenders prior to the Second Amendment Effective Date;

(e)    Section 7.01(w) of the Credit Agreement is hereby amended to read as follows:

(w)    Liens incurred with respect to obligations in an aggregate principal amount at any time outstanding, when taken together with all other obligations secured pursuant to this clause (w), not to exceed, as of any date of incurrence, the greater or (i) $25,000,000 and (ii) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that to the extent such Liens attach to any Collateral (other than (x) Liens on cash and Cash Equivalents, together with any related deposit or securities account, (y) nonconsensual Liens arising as a matter of law, and (z) for the avoidance of doubt, Liens on assets that would constitute Collateral but for the fact that such assets constitute Excluded Property as a result of or in connection with the relevant Liens permitted under this clause), such Liens shall be subordinated to the Liens of the Administrative Agent under the Collateral Documents pursuant to a Lien subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(f)    The following sentence is hereby added to the end of Section 7.02 of the Credit Agreement to read as follows:

Notwithstanding the foregoing, during the period from the Second Amendment Effective Date through and including December 31, 2019, the aggregate amount of all cash Investments (excluding Investments in Loan Parties and Investments made by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties) made by the Borrower and its Restricted Subsidiaries pursuant to clauses (c), (j), (p), (q), (r) and (v) of this Section 7.02 shall not exceed $35,000,000 (or such larger amount, not greater than $50,000,000, as the Administrative Agent may consent to in its sole discretion).

(g)    The following sentence is hereby added to the end of Section 7.06 of the Credit Agreement to read as follows:

Notwithstanding the foregoing, during the period from the Second Amendment Effective Date through and including December 31, 2019, no Restricted Payments may be made pursuant to (i) Section 7.06(f) unless after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Net Leverage Ratio does not exceed 3.00 to 1.00 or (ii) Section 7.06(g).

(h)    Section 7.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower specified below to be greater than the ratio set forth in the table below corresponding to such fiscal quarter.

Fiscal Quarter End	Maximum Consolidated Net Leverage Ratio
March 31, 2019	N/A
June 30, 2019	5.75:1.00
September 30, 2019	4.50:1.00
December 31, 2019 and each fiscal quarter ending thereafter	3.50:1.00

(i)    A new Section 7.11(c) is hereby added to the Credit Agreement to read as follows:

(c)    Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower specified below to be greater than the ratio set forth in the table below corresponding to such fiscal quarter.

Fiscal Quarter End	Maximum Consolidated Net Leverage Ratio
June 30, 2019	2.70:1.00
September 30, 2019	2.25:1.00
December 31, 2019 and each fiscal quarter ending thereafter	2.00:1.00

(j)    Subclause (ii) in Section 7.12(b) of the Credit Agreement is hereby amended to read as follows:

(ii) make such prepayments, redemptions or acquisitions for value with the Available Amount (provided that such prepayments, redemptions or acquisitions for value may not be made during the period from the Second Amendment Effective Date through and including December 31, 2019 pursuant to this subclause (ii) unless, after giving effect to any such prepayment, redemption or acquisition for value on a Pro Forma Basis, the Consolidated Net Leverage Ratio does not exceed 3.00 to 1.00),

(k)    A new Section 7.17 is hereby added to the Credit Agreement to read as follows:

7.17    Maximum Cash-on-Hand.

If at any time prior to January 1, 2020 Consolidated Cash-on-Hand exceeds $25,000,000 for any five consecutive Business Day period, the Borrower shall prepay Loans in an amount equal to the amount by which (x) Consolidated Cash-on-Hand exceeds (y) $25,000,000 (or, if less, in an amount equal to the aggregate principal amount of Loans then outstanding) as of the close of business on such fifth Business Day. These payments shall be applied to the outstanding Revolving Loans and Swing Line Loans in a manner consistent with Section 2.05(a).

(l)    Section 9.03(d) of the Credit Agreement is hereby amended to read as follows:

(d)    do not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes;

2.    Consultant. Without limiting any inspection rights under Section 6.10 of the Credit Agreement, the Loan Parties hereby agree (i) that, at any time during the period commencing on the Second Amendment Effective Date and ending on December 31, 2019, the Administrative Agent shall be permitted to retain a consultant (a “Consultant”) to have access to the business operations, financial and operating records, and management of the operations at Coeur Silvertip Holdings Ltd. (“Silvertip”) to enable such Consultant to evaluate such operations for the benefit of the Administrative Agent and the Lenders, (ii) to cooperate and cause Silvertip to cooperate with any reasonable requests of such Consultant (subject to at least 2 weeks advance notice of any visit to the Silvertip mining property), and (iii) to reimburse the Administrative Agent on demand for the reasonable and documented fees and expenses of such Consultant in an amount of up to $75,000 in the aggregate.
3.    Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Amendment, each of the undersigned Loan Parties hereby releases and forever discharges the Administrative Agent, the Lenders and each of the Administrative Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the undersigned Loan Parties may have or claim to have against any entity or other Person within the Lender Group.
4.    Effectiveness; Conditions Precedent. This Amendment shall be effective as of the date hereof when all of the conditions set forth in this Section 4 shall have been satisfied in form and substance reasonably satisfactory to the Administrative Agent.
(a)    Execution and Delivery of Amendment. The Administrative Agent shall have received copies of this Amendment duly executed by the Loan Parties, the Required Lenders and the Administrative Agent.
(b)    KYC. (i) Upon the reasonable request of any Lender made at least five days prior to the date hereof, such Lender shall have received all documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the date hereof; and (ii) upon the request of any Lender made at least five days prior to the date hereof, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Lender shall have received a Beneficial Ownership Certification in relation to the Borrower.
(c)    Lender Fees. The Borrower shall have paid to the Administrative Agent for the account of each Lender the agreed amendment fees.

(d)    Fees and Expenses. The Borrower shall have paid all fees and expenses owed by the Borrower to the Administrative Agent and the Arranger including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or the Arranger (directly to such counsel if requested by the Administrative Agent or the Arranger) to the extent payable pursuant to the Loan Documents and invoiced prior to the date hereof, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the date hereof (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent or the Arranger).
5.    Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents. This Amendment is a Loan Document.
6.    Authority/Enforceability. Each Loan Party represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and the availability of equitable remedies.
(c)    No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment, other than (i) those that have already been obtained and are in full force and effect and (ii) those for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    The execution, delivery and performance by such Loan Party of this Amendment do not (i) contravene the terms of its Organization Documents or (ii) violate any Law, except in each case as could not reasonably be expected to have a Material Adverse Effect.
7.    Representations and Warranties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Amendment (a) the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties to the extent they are already modified or qualified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties to the extent they are already modified or qualified by materiality in the text thereof) as of such earlier date and (b) no event has occurred and is continuing which constitutes a Default or an Event of Default. The undersigned Loan Parties further acknowledge and agree that, as of the date hereof, the Outstanding Amount of the Revolving Loans and L/C Obligations constitute valid and subsisting obligations of such Loan Parties to the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.

8.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.
9.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:		COEUR MINING, INC., a Delaware corporation

	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President & Chief Executive Officer

GUARANTORS:		COEUR EXPLORATIONS, INC.
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

COEUR ROCHESTER, INC.
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

COEUR CAPITAL, INC
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

COEUR ALASKA, INC
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

COEUR SOUTH AMERICA CORP.
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

WHARF RESOURCES (U.S.A.), INC.
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

WHARF RESOURCES MANAGEMENT INC.
	By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

WHARF REWARD MINES INC.
By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	President

WHARF GOLD MINES INC.
By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	President

GOLDEN REWARD MINING COMPANY LIMITED PARTNERSHIP
By: WHARF GOLD MINES INC., THE GENERAL PARTNER
By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	President

ADMINISTRATIVE AGENT:		BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ Paley Chen
	Name:	Paley Chen
	Title:	Vice President

LENDERS:		BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender
	By:	/s/ Jonathan M. Phillips
	Name:	Jonathan M. Phillips
	Title:	Senior Vice President

ROYAL BANK OF CANADA, as a Lender
	By:	/s/ Stam Fountoulakis
	Name:	Stam Fountoulakis
	Title:	Authorized Signatory

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender
	By:	/s/ Brian L. Banke
	Name:	Brian L. Banke
	Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Lender
	By:	/s/ Ian Stephenson
	Name:	Ian Stephenson
	Title:	Associate Director

	By:	/s/ Monik Vora
	Name:	Monik Vora
	Title:	Associate Director